Exhibit 10.10

THIS NOTE IS SUBJECT TO THE TERMS OF THAT CERTAIN SUBORDINATION AGREEMENT BETWEEN WELLS FARGO BUSINESS CREDIT, INC., A MINNESOTA CORPORATION, AND HOLDER DATED OF EVEN DATE HEREWITH.

PROMISSORY NOTE

US$1,000,000	Burlingame, California
July 26, 2005

FOR VALUE RECEIVED, OPTA SYSTEMS, LLC, a Delaware limited liability company (“Maker”) with its principal office in Scottdale, Arizona, USA hereby promises to pay to TCL MULTIMEDIA TECHNOLOGY HOLDINGS LIMITED, a Cayman Islands company (“Holder”) with its principal office in Hong Kong, at 13/F, TCL Tower, 8 Tai Chung Road, Tsuen Wan, N.T., Hong Kong, or at such other place as Holder may from time to time designate, the principal sum of one million United States dollars ($1,000,000), plus interest at the rate of 0.257% per month.

The principal sum and any then accrued but unpaid interest hereunder shall be due and payable in full on January 26, 2006.  Any and all payments due hereunder shall be payable in lawful money of the United States and shall be credited first to accrued interest and then to principal.  Failure to make any timely payment shall be deemed an event of default hereunder Presentment for payment, notice of dishonor, protest and notice of protest are expressly waived.  Maker may pay any part or all of the amount due hereunder at any time or from time to time without penalty, premium or bonus.

Maker agrees to secure its obligations to Holder under this Note pursuant to a Security Agreement entered into herewith between Holder and Maker on the effective date of this Note.

This Note may not be assigned without prior written consent of the other party.

This Note shall be governed by and the provisions herein to be construed in accordance with the laws of the State of California without regard to any conflict of law principles.

MAKER:

Opta Systems, LLC

/s/ David Xiong, CEO